                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                                  ___________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                             (Amendment No. 1)/1/



                           Select Software Tools plc
         ------------------------------------------------------------
                               (Name of Issuer)

        American Depositary Shares (each represents one ordinary share)
         ------------------------------------------------------------
                        (Title of Class of Securities)


                                   816200109
         ------------------------------------------------------------
                                (CUSIP Number)


                                March 23, 1999
         ------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)




-----------------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP No. 816200109                   13G                      Page 2 of 7 Pages
-------------------                                            -----------------


---------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   3i Group plc
---------------------------------------------------------------------------
                                                               (a)   [ ]
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

   Inapplicable
                                                               (b)   [ ]
---------------------------------------------------------------------------
3. SEC USE ONLY
---------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         Organized under the laws of England and Wales
---------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
  NUMBER OF             None
    SHARES         --------------------------------------------------------
 BENEFICIALLY      6.  SHARED VOTING POWER
   OWNED BY             2,663,100*
     EACH          --------------------------------------------------------
  REPORTING        7.  SOLE DISPOSITIVE POWER
    PERSON              None
     WITH          --------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER
                        2,663,100*
---------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,663,100*
---------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
    CERTAIN SHARES*
---------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              17.7%
---------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
              CO
---------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
*Represents number of ordinary shares (each American Depositary Share represents one ordinary share). Voting and dispositive power shared with 3i plc.

-------------------                                            -----------------
CUSIP No. 816200109                     13G                    Page 3 of 7 Pages
-------------------                                            -----------------


---------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   3i plc
---------------------------------------------------------------------------
                                                               (a)   [ ]
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   Inapplicable

                                                               (b)   [ ]
---------------------------------------------------------------------------
3. SEC USE ONLY
---------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

             Organized under the laws of England and Wales
---------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
  NUMBER OF             None
    SHARES         --------------------------------------------------------
 BENEFICIALLY      6.  SHARED VOTING POWER
   OWNED BY             2,663,100*
     EACH          --------------------------------------------------------
  REPORTING        7.  SOLE DISPOSITIVE POWER
    PERSON              None
     WITH          --------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER
                        2,663,100*
---------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,663,100*
---------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]

              CERTAIN SHARES*
---------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              17.7%
---------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
              CO
---------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
*Represents number of ordinary shares (each American Depositary Share represents one ordinary share). Voting and dispositive power shared with 3i Group plc.

                                 SCHEDULE 13G
                                 ------------

Item 1(a) Name of Issuer:
              Select Software Tools plc

     1(b) Address of Issuer's Principal Executive Offices:
              Westmoreland House
              80-86 Bath Road
              Cheltenham
              Gloucester
              GL53  7JT
              United Kingdom

Item 2(a)  Name of Person Filing:
          (i) 3i Group plc

          (ii) 3i plc

     2(b)  Address of Principal Business Office or, if none, Residence:
          (i) 3i Group plc    91 Waterloo Road.  London  SE1 8XP, England

          (ii) 3i plc         91 Waterloo Road.  London  SE1 8XP,
England


     2(c)  Citizenship:
              Both 3i Group plc and 3i plc are companies organized under the laws of England and Wales.
     2(d)  Title of Class of Securities:
              American Depositary Shares    (Each represents one Ordinary Share)

     2(e)  CUSIP Number:
              816200109

Item 3 If this statement is filed pursuant to Rules 13d-1(c), check this box. [X]

Item 4  Ownership:

      (1)  For 3i Group plc:

           (a)   Amount beneficially owned:
                 2,663,100*





                               Page 4 of 7 Pages

          (b) Percent of Class:

              17.7%

          (c) Number of shares as to which such person has:

              (i)  sole power to vote or to direct the vote:
                   None

              (ii)  shared power to vote or to direct the vote:
                    2,663,100*

              (iii)  sole power to dispose or to direct the disposition of:
                     None

              (iv)  shared power to dispose or to direct the disposition of:
                    2,663,100*

              * Represents number of ordinary shares (each American Depositary Share represents one ordinary share). Voting and dispositive power shared with 3i plc.

     (2)  For 3i plc:

          (a)   Amount beneficially owned:

                2,663,100*

          (b)   Percent of Class:

                17.7%

          (c)   Number of shares as to which such person has:

                (i)  sole power to vote or to direct the vote:
                     None

                (ii)  shared power to vote or to direct the vote:
                      2,663,100*

                (iii)  sole power to dispose or to direct the disposition of:
                       None


                               Page 5 of 7 Pages

                (iv)  shared power to dispose or to direct the disposition of:
                      2,663,100*

                * Represents number of ordinary shares (each American Depositary Share represents one ordinary share). Voting and dispositive power shared with 3i Group plc.


Item 5  Ownership of Five Percent or Less of a Class:
            Not Applicable.

Item 6  Ownership of More than Five Percent on Behalf of Another Person:
            3i plc is trustee and manager of this investment on behalf of its parent 3i Group plc, the actual owner of all securities of this
            Schedule 13G Amendment No. 1.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
            This report is being filed on behalf of both 3i Group plc and its subsidiary 3i plc, pursuant to Rule 13d-1 (c). 3i plc is trustee and manager of this investment on behalf of its parent. 3i Group plc, the actual owner of all the securities which are the subject of this
            Schedule 13G Amendment No. 1.

Item 8  Identification and Classification of Members of the Group:
            Inapplicable.

Item 9  Notice of Dissolution of Group:
            Inapplicable.

Item 10  Certification:

         By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 6 of 7 Pages

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                              3i Group plc


                              By:  /s/ John Decesare
                                 ---------------------------------
                                 Name: John Decesare
                                 Title: Authorized Signatory


                              3i plc

                              By: /s/ John Decesare
                                 -----------------------------------
                                 Name: John Decesare
                                 Title: Authorized Signatory





March 23, 1999



                               Page 7 of 7 Pages